Exhibit 99.1

             Contango Oil & Gas Affiliates Apparent High Bidders on
                         16 Gulf of Mexico Lease Blocks


     HOUSTON--(BUSINESS WIRE)--March 17, 2006--Contango Oil & Gas Company (AMEX:MCF) announced today that two affiliated companies, Republic Exploration LLC ("REX") and Contango Offshore Exploration, LLC ("COE"), bid on 22 lease blocks offered at the Central Gulf of Mexico Lease Sale #198 held on March 15, 2006 in New Orleans, and were the apparent high bidders on 12 and 4 lease blocks, respectively. The sale covered areas in the central part of the Outer Continental Shelf, offshore from the Louisiana coastline. An apparent high bid ("AHB") gives the bidding party priority in award of offered tracts, notwithstanding the fact that the Minerals Management Service ("MMS") may reject all bids for a given tract. The MMS review process can take up to 90 days on some bids. Upon completion of that process, final results for all AHBs will be known.
     In exchange for Contango Operators, Inc. ("COI") and a third party paying 100% of the lease bid and rentals, REX will assign a portion of its record title interest in the lease blocks it is awarded to COI and a third party. Republic had the AHB on the following lease blocks:


                          REX's       COI's       100%      Amt. paid
          REX          Ownership % Ownership %  Bid Amount    by COI
---------------------- ----------- ----------- ----------- -----------
Vermilion 190              50%        37.5%      $157,000    $117,750
Vermilion 193              50%        37.5%      $157,000    $117,750
Vermilion 194              50%        37.5%      $157,000    $117,750
South Marsh Island 9       50%        37.5%      $257,000    $192,750
South Marsh Island 57      50%        37.5%      $157,000    $117,750
South Marsh Island 59      50%        37.5%      $157,000    $117,750
South Marsh Island,
 South 75                  50%        37.5%      $157,000    $117,750
South Marsh Island,
 North 282                 50%        37.5%      $100,270     $75,203
South Marsh Island,
 North 287                 50%        37.5%      $257,000    $192,750
Ship Shoal 14              50%        37.5%      $101,670     $76,253
Ship Shoal 25              50%        37.5%       $99,670     $74,753
West Delta 77              50%        25.0%    $1,557,000    $778,500
                                               ----------- -----------
                                               $3,314,610  $2,096,708
                                               =========== ===========


     In exchange for a third party paying 50% of the lease bid and rentals on the Ship Shoal 263 and Grand Isle 70 blocks, COE will assign 25% of its record title interest in the lease blocks it is awarded to the third party. COE had the AHB on the following lease blocks:


                               COE's          100%         Amt. paid
           COE              Ownership %    Bid Amount       by COE
------------------------- -------------- -------------- --------------
Ship Shoal, South 263          75%            $857,000       $428,500
Grand Isle 70                  75%            $527,000       $263,500
Viosca Knoll 119               50%            $153,700        $76,850
Viosca Knoll 383              100%            $257,000       $257,000
                                         -------------- --------------
                                            $1,794,700     $1,025,850
                                         ============== ==============

     Contango owns approximately 43% and 76% of REX and COE, respectively, and 100% of COI. If these blocks are awarded, Contango will own interests, both directly and indirectly vis-a-vis its affiliates, in 68 federal lease blocks in the Gulf of Mexico.
     Kenneth R. Peak, Contango's Chairman and Chief Executive Officer, said, "We are pleased with our growing inventory of offshore prospects and leads. We recently logged an offshore discovery on our Grand Isle 72 block. Our farm-out prospect, Main Pass 221, is currently being drilled, and we expect to begin drilling our Eugene Island 10 prospect in April 2006. We expect to begin drilling our High Island A-279 and West Delta 43 prospects before calendar year-end.
     "In our Arkansas Fayetteville Shale Play, we have secured a drilling rig, prepared three drill locations, and expect to drill our first Alta operated well, the Alta-Beck #1-32H, in April 2006. The Arkansas Oil & Gas Commission has now approved seven 640-acre drilling units, which we estimate will allow our partnership to drill and operate up to 63 horizontal wells. After we drill our first well, we expect to drill one additional well per month through the remaining calendar year 2006. In addition, we have been integrated into 21 wells that are being operated by a third party oil and gas exploration company, four of which are producing. The remaining 17 horizontal wells are either being drilled or are expected to be drilled over the next three to six months."
     Contango is a Houston-based, independent natural gas and oil company. The Company explores, develops, produces and acquires natural gas and oil properties primarily onshore in the Gulf Coast and offshore in the Gulf of Mexico. Contango also owns a 10% partnership interest in Freeport LNG Development L.P., and a 32% interest in Contango Capital Partnership Management, LLC, which was formed to invest in the alternative energy venture capital market with a focus on environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.
     This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.


     CONTACT: Contango Oil & Gas Company, Houston
              Kenneth R. Peak, 713-960-1901
              www.contango.com